Exhibit 99.2
ManorCare
News Release
For Immediate Release
Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
e-mail scavanaugh@hcr-manorcare.com
Manor Care Enters into Accelerated Share Repurchase Agreement
     TOLEDO, Ohio, May 25, 2006 — Manor Care, Inc. (NYSE:HCR) announced today that it repurchased approximately 2.6 percent of its outstanding common stock on an accelerated basis for an aggregate cost of approximately $100 million under an agreement with Merrill Lynch Financial Markets, Inc. (“Merrill Lynch”). After this repurchase, Manor Care has remaining authority to repurchase approximately $170 million of its common stock. The agreement allowed Manor Care to repurchase the shares immediately, while Merrill Lynch will purchase shares in the market over time. The program is expected to be completed by September 29, 2006. At the end of the program, Manor Care may receive additional shares based on the average share price during the term of the agreement. Manor Care expects to hold the common shares repurchased as treasury stock.
     Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.
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Manor Care Enters Accelerated Share Repurchase Agreement, Page 2
     Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

HCR-PR06-12	5/25/06rr